Exhibit 99.1

Armstrong World Industries Announces Quarterly Dividend

LANCASTER, Pa., April 24, 2026 – Armstrong World Industries, Inc. (NYSE:AWI), an Americas leader in the design and manufacture of innovative interior and exterior architectural applications including ceilings, specialty walls and exterior metal solutions, announced today that its Board of Directors has declared a cash dividend of $0.339 per share of common stock. The dividend will be paid on May 26, 2026, to stockholders of record as of the close of business on May 11, 2026.

The declaration and payment of future dividends and capital allocations will be at the discretion of the Board of Directors and will be dependent upon, among other things, the company's financial position, results of operations and cash flow.

About Armstrong

Armstrong World Industries, Inc. (AWI) is an Americas leader in the design and manufacture of innovative interior and exterior architectural applications including ceilings, specialty walls and exterior metal solutions. For more than 165 years, Armstrong has delivered products and capabilities that enable architects, designers and contractors to transform building design and construction with elevated aesthetics, acoustics and sustainable attributes. With $1.6 billion in revenue in 2025, AWI has approximately 4,000 employees and a manufacturing network of 24 facilities, plus seven facilities dedicated to its WAVE joint venture.

Contact
Investors & Media: Theresa Womble, VP, Investor Relations and Corporate Communications

tlwomble@armstrong.com or (717) 396-6354

Investors: Morgan Leitzel, Manager, Investor Relations

mcleitzel@armstrong.com or (717) 396-2240